UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) Of the Securities and Exchange Act Of 1934
September 16, 2011
Date of Report (Date of earliest event reported)
WATSON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation)	001-13305 (Commission File Number)	95-3872914 (IRS Employer Identification Number)

Morris Corporate Center III 400 Interpace Parkway Parsippany, New Jersey (Address of principal executive offices)	07054 (Zip Code)
(862) 261-7000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 16, 2011 (the “Closing Date”), Watson Pharmaceuticals, Inc. (the “Company”) entered into a credit agreement (the “Revolving Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and a syndicate of banks establishing a senior unsecured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility provides an aggregate principal amount of $500 million in senior unsecured revolving loans. The revolving loans may be borrowed, repaid and re-borrowed for a term of five (5) years and, subject to certain minimum amounts, may be prepaid in whole or in part without premiums or penalties. Amounts borrowed under the Revolving Credit Facility may be used to finance working capital and other general corporate purposes. On the Closing Date, the Company borrowed $125 million under the Revolving Credit Facility and used cash on hand to repay the then amount outstanding under, and to terminate, the Company’s existing credit agreement dated as of November 3, 2006 (as amended on July 1, 2009) among the Company, Canadian Imperial Bank of Commerce as Administrative Agent, Wachovia Capital Markets, LLC as Syndication Agent and a syndicate of banks (the “Prior Credit Agreement”).
     Committed borrowings under the Revolving Credit Facility bear interest at the Company’s choice of a per annum rate equal to either a base rate or Eurocurrency rate, plus an applicable margin. The base rate is the higher of (a) the Federal Funds Rate plus 0.50%, (b) prime rate as publicly announced by the Administrative Agent, or (c) one-month London Interbank Offered Rate plus 1.00%. The applicable margin is a percentage determined in accordance with a pricing grid based on the Company’s credit rating and is initially set at 0.25% for base rate loans and 1.25% for Eurocurrency rate loans. Additionally, to maintain availability of funds, the Company pays an unused commitment fee, which according to the pricing grid is initially set at 0.15% of the unused portion of the Revolving Credit Facility. The Company is subject to, and, on the Closing Date was in compliance with, all financial and operational covenants under the terms of the Revolving Credit Agreement. The Revolving Credit Agreement also imposes certain customary restrictions including, but not limited to, limits on the incurrence of debt or liens upon the assets of the Company or its subsidiaries, investments and restricted payments.
     The foregoing description is qualified in its entirety by reference to the Revolving Credit Agreement attached as Exhibit 99.1, and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
      In connection with entering into the Revolving Credit Agreement as described above, on the Closing Date the Company repaid in full and terminated the Prior Credit Agreement. The Company did not pay any early termination penalties or premiums in connection with the termination of the Prior Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an off-Balance Sheet Arrangement.
      On September 16, 2011 the Company borrowed $125 million under the Revolving Credit Facility. The description of the Revolving Credit Facility contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Credit Agreement by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and a syndicate of Lenders, dated September 16, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2011	WATSON PHARMACEUTICALS, INC.
	By:	/s/ David Buchen
David Buchen
Executive Vice President — General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., as Administrative Agent, Wells Fargo Securities, LLC, as Syndication Agent, and a syndicate of Lenders, dated September 16, 2011